Exhibit 5.1

Union Trust Building
501 Grant Street, Suite 200
Pittsburgh, PA 15219-4413
T 412 562 8800
F 412 562 1041
www.bipc.com

August 26, 2020

Dick’s Sporting Goods, Inc.
345 Court Street
Coraopolis, PA 15108

Re:     Registration Statement on Form S-8 Filed by Dick’s Sporting Goods, Inc.

Ladies and Gentlemen:

We have acted as counsel to Dick’s Sporting Goods, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of up to 3,000,000 additional shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the terms of the Dick’s Sporting Goods, Inc. 2012 Stock and Incentive Plan (as Amended and Restated) (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the Amended and Restated Certificate of Incorporation of the Company as amended to date and currently in effect, the Amended and Restated By-Laws of the Company as currently in effect, the relevant corporate proceedings of the Company, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares, and such other documents, records, certificates of public officials, statutes, and decisions as we consider necessary to express the opinions contained herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in accordance with the Plan, the Shares will be validly issued, fully paid, and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Delaware General Corporation Law, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K, promulgated under the Securities Act.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event, or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein.

It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Very truly yours, Buchanan Ingersoll & Rooney PC

By:	/s/ Jennifer R. Minter
Jennifer R. Minter
Vice President – Opinions